Exhibit 5.1

[LETTERHEAD OF BRYAN CAVE LLP]

September 9, 2013

National CineMedia, Inc.

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Re:	National CineMedia, Inc.

Form S-3 Registration Statement

Registration No. 333-176055

Ladies and Gentlemen:

We have acted as counsel to National CineMedia, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-176055), filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 4, 2011, as amended by Post-Effective Amendment No. 1 filed on September 20, 2012 and Post-Effective Amendment No. 2 filed on July 1, 2013 (the “Registration Statement”); (ii) the base prospectus, dated July 1, 2013, constituting a part of the Registration Statement (the “Base Prospectus”); (iv) the preliminary prospectus supplement, dated September 3, 2013 (the “Preliminary Prospectus Supplement”) and (v) the final prospectus supplement, dated September 3, 2013 (the “Final Prospectus Supplement” and, together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), relating to the resale of up to 2,300,000 shares (including 300,000 shares to be sold if the underwriters exercise their over-allotment option in full) of the Company’s common stock, $0.01 par value per share (the “Shares”), by the selling stockholder named in the Prospectus (the “Selling Stockholder”), upon the redemption of common membership units (the “Units”) of National CineMedia, LLC (the “LLC”) by the Selling Stockholder for the Shares.

All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

In connection with the Company’s preparation and filing of the Registration Statement and the Prospectus, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on all original documents or certified copies, the authenticity of all documents submitted to us as originals or certified copies, and the conformity to original documents of all documents submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of, the statements made in a certificate of an officer of the Company delivered to us and the certificates and other statements or information of or from public officials and officers and representatives of the Company.

National CineMedia, Inc.

September 9, 2013

In connection with this opinion, we have examined the following documents:

(1)	the Registration Statement and the Prospectus;

(2)	the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate”);

(3)	the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”);

(4)	the Third Amended and Restated Limited Liability Company Operating Agreement, as amended to date (the “Operating Agreement”), of the LLC;

(5)	the notices of redemption delivered by the Selling Stockholder to the Company and the LLC, pursuant to the Operating Agreement, in connection with the redemption of the Units for the Shares;

(6)	the settlement notices delivered by the Company to the LLC and the Selling Stockholder, pursuant to the Certificate and the Operating Agreement, in connection with the redemption of the Units for the Shares;

(7)	the Underwriting Agreement, dated as of September 3, 2013, by and among the Company, the Selling Stockholder and Merrill Lynch, Pierce, Fenner and Smith Incorporated (the “Underwriting Agreement”);

(8)	such records of the corporate proceedings of the Company that we have considered necessary or appropriate for the purpose of rendering this opinion, including actions taken by the Company’s Board of Directors in connection with the authorization and issuance of the Shares, the execution and delivery by the Company of the Underwriting Agreement and the performance by the Company of its obligations thereunder, certified as of a recent date by an officer of the Company;

(9)	such records of the limited liability company proceedings of the LLC that we have considered necessary or appropriate for the purpose of rendering this opinion, including actions taken by the Company as managing member of the LLC; and

(10)	such other certificates and assurances from public officials and officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion.

Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Shares have been duly authorized and, when issued by the Company in connection with the redemption of Units by the Selling Stockholder, will be validly issued, fully paid and non-assessable.

National CineMedia, Inc.

September 9, 2013

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions implementing these laws).

This opinion may be filed as part of the Company’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

/s/ BRYAN CAVE LLP